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                                    Exhibit 4

                                Stock Certificate

The form of the Company's stock certificate was modified as follows:

     (a) The name `Software 2000, Inc.' was replaced with the name `Infinium Software, Inc.' everywhere it appeared.

     (b) The `Software 2000' logo was replaced with the `Infinium Software' logo, including the words `Infinium Software" in capital letters, and an ellipse with the letter `i'.

     (c) In the stock certificate number box, the initial letters have been replaced with the letters `INF'.

     (d)  The cusip number has been changed to `45662Y 10 9'.

     (e)  The following legend has been added to the back of the certificate:
          "The Company is authorized to issue more than one class or series of stock. Upon written request the Company will furnish without charge to each stockholder a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights."


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